Exhibit 99.1

                      ANACOMP(R) BOARD OF DIRECTORS DECIDES
                    TO TERMINATE ITS SHAREHOLDER RIGHTS PLAN


SAN DIEGO, CA - May 19, 2004 - Anacomp, Inc. (OTC BB: ANCPA), announced today that its Board of Directors has voted to amend Anacomp's Shareholder Rights Plan to accelerate its expiration date from August 20, 2012 to August 31, 2004. Accordingly, the shareholder rights plan will terminate on August 31, 2004. Chairman of the Board, Michael E. Tennenbaum, and Director, Mark K. Holdsworth, who are principal members of Tennenbaum Capital Partners, Anacomp's largest shareholder, recused themselves from the vote.

About Anacomp

Anacomp, Inc. provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com. Contact: Linster W. Fox, Anacomp Executive Vice-President and Chief Financial Officer, 858-716-3609 or LFox@anacomp.com.

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